EXHIBIT 99

Investor Contact: Michael Robinson – 952-229-7427 or ir@lifetimefitness.com
 Media Contact: Jason Thunstrom – 952-229-7435 or jthunstrom@lifetimefitness.com

FOR IMMEDIATE RELEASE

LIFE TIME FITNESS ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS
Company Reports Revenue Growth of 20.4% and
Net Income Growth of 43.8% for the Quarter

EDEN PRAIRIE, Minn. (April 28, 2005) – Life Time Fitness, Inc. (NYSE: LTM), a national operator of distinctive and large health and fitness centers, today reported its operating results for the first quarter ended March 31, 2005.

     First quarter 2005 revenue grew 20.4% to $89.3 million from $74.2 million during the same period last year. Net income during the quarter grew 43.8% to $8.1 million, or $0.23 per diluted share on 35.9 million shares. This compares to net income of $5.6 million, or $0.19 per diluted share on 29.2 million shares, for Q1 2004.

     “We are pleased with our first quarter financial results, which are driven by continued execution against our fundamental growth strategies, including new center growth, membership ramp, and increasing in-center revenue,” said Bahram Akradi, Life Time Fitness chairman and chief executive officer. “During the quarter, we opened our Commerce Township, Michigan, center, which is our sixth location in Michigan and the first of six planned health and fitness center openings in 2005. We closed the quarter with a total of 40 open centers in eight states. Total memberships grew 22%, ending with more than 325,000, driven primarily by the ramp at centers opened in 2004 and pre-sale activity at five locations since the beginning of 2005. We also are pleased with our in-center revenue growth of 31% to $22.7 million during Q1 2005, which was driven primarily by membership ramp, targeted marketing programs, and new products and services. Finally, on April 15, we entered into a new $200 million, five-year revolving credit facility, which provides us with additional resources to pursue our growth strategies at attractive pricing.”

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Life Time Fitness First Quarter 2005 Results – Page 2

Three Months Ended March 31, 2005, Financial Highlights:
Total revenue for the first quarter grew 20.4% to $89.3 million, driven primarily by growth in membership dues and in-center revenue.

•	Membership dues revenue for the first quarter grew 23.0% to $60.5 million from $49.2 million in Q1 2004.

•	Enrollment fee revenue for the first quarter grew 3.9% to $4.7 million, from $4.5 million in Q1 2004.

•	In-center revenue for the first quarter grew 31.4% to $22.7 million, from $17.3 million in Q1 2004.

•	Same-center revenue increased 8.2% during the first quarter compared to the prior-year period.

•	Total revenue per membership averaged $290 in the first quarter, up 2% from the prior-year period. Total in-center revenue per membership averaged $75 in the first quarter, up 8% from the prior-year period.

•	Other revenue for the first quarter, including media division advertising, our restaurant and external nutritional products sales, totaled $1.5 million compared to $3.2 million in the prior-year period.

Total operating expenses during Q1 2005 totaled $72.0 million compared to $60.2 million for Q1 2004, driven primarily by increased expenses to support new centers, membership growth and presales activities at five locations. Total operating margins were 19.4% for Q1 2005, up from 18.9% in the prior-year period.

•	Center operating expenses totaled $49.6 million in Q1 2005, compared to $39.1 million in Q1 2004.

•	Advertising and marketing expenses totaled $4.3 million for Q1 2005, compared to $3.7 million for the same period last year.

•	General and administrative expenses totaled $6.5 million for the first quarter, compared to $5.9 million in the prior-year period.

•	Other operating expenses and depreciation and amortization expenses totaled $11.7 million during Q1 2005, compared to $11.5 million in Q1 2004.

Net income during Q1 2005 grew 43.8% to $8.1 million from $5.6 million in Q1 2004, driven by continued revenue growth, efficient use of capital and operating cost leverage. Net income margin for Q1 2005 was 9.1%, up from 7.6% in Q1 2004.

EBITDA for Q1 2005 grew 24.3% to $26.3 million from $21.2 million in Q1 2004. As a percentage of total revenue, EBITDA was 29.5% in Q1 2005, up from 28.6% in Q1 2004.

Cash flow from operations for the first quarter grew 20.2% to $25.0 million from $20.8 million for the prior-year period.

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Life Time Fitness First Quarter 2005 Results – Page 3

     Weighted average fully diluted shares for the first quarter totaled 35.9 million, compared to 29.2 million shares in Q1 2004. The increase in weighted average fully diluted shares is a result of the Company’s initial public offering, which became effective on June 29, 2004.

Raised 2005 Business Outlook:
The following statements are based on the Company’s expectations for fiscal year 2005, subject to the risks and uncertainties described below.

•	2005 full-year total revenue is expected to grow 21-23%, up from 20-22%, driven by new center growth, membership ramp at new and existing centers, and in-center revenue growth.

•	2005 full-year net income is expected to grow 30-32%, up from 28-30%, driven by our growth strategies, combined with operating efficiencies and general and administrative expense leverage.

•	2005 diluted earnings per share are expected to grow 20-22%, up from 18-21%, driven by net income growth and offset by the increase in weighted average diluted shares resulting from the initial public offering in 2004.

     As announced on April 14, 2005, the Company will hold a conference call today at 10:00 a.m. (EDT) to discuss first quarter 2005 results. Bahram Akradi, chairman and chief executive officer, and Michael Robinson, executive vice president and chief financial officer, will host the conference call. The conference call will be Web cast and may be accessed via the Company’s Investor Relations section of its Website at www.lifetimefitness.com. A replay of the call will be available via the Company’s Website beginning at 1:00 p.m. (EDT) on April 28, 2005.

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About Life Time Fitness, Inc.

     Life Time Fitness, Inc. (NYSE: LTM) operates distinctive and large sports and athletic, professional fitness, family recreation and resort/spa centers. As of April 28, 2005, the Company operated 40 centers in eight states, including Arizona, Illinois, Indiana, Michigan, Minnesota, Ohio, Texas and Virginia. The Company also provides consumers with nutritional products and supplements, the award-winning healthy lifestyle magazine, Experience Life, world-class athletic events, full-service spas, cafés, personal training consultation, health and nutrition education, and corporate wellness programs. Life Time Fitness is headquartered in Eden Prairie, Minnesota (www.lifetimefitness.com). LIFE TIME FITNESS, the LIFE TIME FITNESS logo, and EXPERIENCE LIFE are registered trademarks of Life Time Fitness, Inc. All other trademarks or registered trademarks are the property of their respective owners.

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Life Time Fitness First Quarter 2005 Results – Page 4

Risk & Uncertainties

     Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the Company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The Company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are identifying and acquiring suitable sites for new sports and athletic, professional fitness, family recreation and resort/spa centers, opening new centers, attracting and retaining members and other factors set forth in the Company’s filings with the Securities and Exchange Commission. Net earnings per share could also be affected by the number of shares outstanding, which depends on factors such as the number of shares issued upon exercise of stock options and future grants of awards pursuant to equity-based incentive plans. All remarks made during the Company’s financial results conference call will be current at the time of the call and the Company undertakes no obligation to update the replay.

LIFE TIME FITNESS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$4,049	$10,211
Accounts receivable, net	978	1,187
Inventories	4,777	4,971
Prepaid expenses and other current assets	8,481	7,275
Deferred membership origination costs	8,872	8,271
Deferred tax asset	2,567	1,597
Income tax receivable	—	4,579

Total current assets	29,724	38,091
Property and equipment, net	527,893	503,690
Restricted cash	11,300	12,092
Deferred membership origination costs	7,534	7,061
Other assets	11,337	11,153

Total assets	$587,788	$572,087

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Current maturities of long-term debt	$56,103	$47,477
Accounts payable	5,888	5,762
Construction accounts payable	17,440	17,633
Accrued expenses	20,395	19,152
Deferred revenue	22,626	20,019

Total current liabilities	122,452	110,043
Long-term debt, net of current portion	154,564	161,767
Deferred rent liability	3,903	3,678
Deferred income taxes	33,231	33,701
Deferred revenue	13,799	12,264

Total liabilities	327,949	321,453
Shareholders’ equity:
Undesignated preferred stock	—	—
Common stock	678	676
Additional paid-in capital	211,126	209,931
Deferred compensation	(179)	(66)
Retained earnings	48,214	40,093

Total shareholders’ equity	259,839	250,634

Total liabilities and
shareholders’ equity	$587,788	$572,087

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	For the
	Three Months Ended
	March 31,
	2005	2004
REVENUE:
Membership dues	$60,477	$49,179
Enrollment fees	4,684	4,507
In-center revenue	22,674	17,258

Total center revenue	87,835	70,944
Other revenue	1,493	3,226

Total revenue	89,328	74,170
OPERATING EXPENSES:
Center operations	49,571	39,053
Advertising and marketing	4,292	3,680
General and administrative	6,490	5,950
Other operating	2,938	4,557
Depreciation and amortization	8,734	6,947

Total operating expenses	72,025	60,187

Income from operations	17,303	13,983
OTHER INCOME (EXPENSE):
Interest expense, net	(3,826)	(4,612)
Equity in earnings of affiliate	287	253

Total other income (expense)	(3,539)	(4,359)

INCOME BEFORE INCOME TAXES	13,764	9,624
Provision for income taxes	5,643	3,977

NET INCOME	8,121	5,647
Accretion on redeemable preferred stock	—	1,737

NET INCOME APPLICABLE TO COMMON SHAREHOLDERS	$8,121	$3,910

BASIC EARNINGS PER COMMON SHARE	$0.24	$0.24

DILUTED EARNINGS PER COMMON SHARE	$0.23	$0.19

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING — BASIC	33,824	16,156

WEIGHTED AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING — DILUTED	35,928	29,217

LIFE TIME FITNESS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$8,121	$5,647
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,734	6,947
Deferred income taxes	(1,440)	(847)
Loss on disposal of property, net	286	107
Amortization of deferred financing costs	291	244
Compensation cost related to stock options	92	85
and restricted stock
Tax benefit from exercise of stock options	479	—
Changes in operating assets and liabilities	8,438	8,600

Net cash provided by operating activities	25,001	20,783

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment (excluding non-cash purchases supplementally noted below)	(36,995)	(22,488)
Increase (decrease) in construction accounts payable	(194)	4,547
Proceeds from sale of property	3,772	1,203
Increase in other assets	(539)	(1,308)
Decrease (increase) in restricted cash	792	(1,486)

Net cash used in investing activities	(33,164)	(19,532)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term borrowings	50,328	8,315
Repayments on long-term borrowings	(48,904)	(25,581)
Increase in deferred financing costs	—	(148)
Proceeds from exercise of stock options	577	24

Net cash provided by (used in) financing activities	2,001	(17,390)

DECREASE IN CASH AND CASH EQUIVALENTS:	(6,162)	(16,139)
CASH AND CASH EQUIVALENTS — Beginning of period	10,211	18,446

CASH AND CASH EQUIVALENTS — End of period	$4,049	$2,307

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash payments for interest, net of capitalized interest	$4,147	$4,354

Cash payments for income taxes	$115	$1,323

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Property and equipment purchases financed through notes payable	$—	$2,954

Property and equipment purchases financed through capital leases	$—	$145

Non-GAAP Financial Measures

     This release contains a non-GAAP disclosure, EBITDA, which consists of net income plus interest expense, net, provision for income taxes and depreciation and amortization. This term, as the Company defines it, may not be comparable to a similarly titled measure used by other companies and is not a measure of performance presented in accordance with GAAP. The Company uses EBITDA as a measure of operating performance. The funds depicted by EBITDA are not necessarily available for discretionary use if they are reserved for particular capital purposes, to maintain compliance with debt covenants, to service debt or to pay taxes. EBITDA should not be considered as a substitute for net income, cash flows provided by operating activities or other income or cash flow data prepared in accordance with GAAP. Additional details related to EBITDA are provided in the Form 8-K that the Company filed with the Securities and Exchange Commission on the date of this press release.

     The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to EBITDA:

LIFE TIME FITNESS, INC.
RECONCILIATION OF NET INCOME TO EARNINGS BEFORE INTEREST,
INCOME TAXES AND DEPRECIATION AND AMORTIZATION
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
Net Income	$8,121	$
			5,647
Interest expense, net	3,826		4,612
Provision for income taxes	5,643		3,977
Depreciation and amortization	8,734		6,947
EBITDA	$26,324		$21,183